Demand Note and Loan Agreement

Boca Raton, Florida
$200,000	February 14, 2014

For Value Received, Banyan Rail Services Inc., a Delaware corporation, for itself and its successors and assigns (the “Company”), promises to pay to Banyan Rail Holdings, LLC, a Delaware limited liability company, its successors and assigns (the “Holder”), the principal advanced by Holder to the Company hereunder as reflected on the attached loan schedule (each an “Advance”), plus interest on the aggregate unpaid principal balance from time to time outstanding at the rate of 10.0% per annum from the date advanced, in accordance with the terms set forth below. The attached loan schedule shall be updated to reflect each Advance as and when it is made.

Until the Maturity Date (as defined below), and subject to the terms of this Demand Note and Loan Agreement (this “Note”), provided that there has been no Event of Default (as defined below) which Event of Default is continuing, Holder agrees to lend to the Company such amounts as the Company may from time to time request in writing, up to an aggregate principal amount equal to $200,000. Any borrowings made by the Company pursuant to the Note shall be in a minimum amount of at least $25,000.

1. Maturity Date. The Holder may call for payments of outstanding principal and interest under this Note at any time or from time to time by giving notice in writing to the Company at least five business days before the date payment is due (the “Maturity Date”). This Note may be prepaid in whole or in part at any time without penalty.

2. Events of Default. The occurrence of any of the following constitutes an “Event of Default:”

(a) the Company fails to make full and timely payments when due under this Note;

(b) the Company breaches any material representation or warranty made herein;

(c) the Company fails to comply with any covenant set forth herein and such failure is not cured within five business days after Holder has notified the Company of the failure; or

(d) the Company files or consents to a filing against it of bankruptcy or a bankruptcy proceeding is begun against it and not dismissed or stayed within thirty (30) days or it consents to the appointment of a receiver, custodian or trustee.

3. Equity Component. For every $1,000 the Company draws on this Note, the Company agrees to issue to Holder 110 shares of the Company’s common stock, $0.01 par value per share (the “Shares”). The number of Shares issuable will be adjusted by the board of directors of the Company to account for any stock split, combination, dividend or similar transaction. The Shares will not be registered under the Securities Act of 1933 and will be subject to resale restrictions under the Act. The Company will issue the Shares as soon as reasonably possible after the receipt of each Advance.

4. Remedies. If an Event of Default occurs and continues to exist, then the Company will pay to Holder, in addition to all amounts due under this Note, all costs of collection, including reasonable attorneys’ fees.

5. Miscellaneous.

(a) The Company hereby waives presentment, demand, protest and notice of dishonor or non-payment, and hereby waives, to the extent permitted by law, any right to have a jury participate in resolving or determining any dispute, whether sounding in contract, tort or otherwise, between Company and the Holder arising out of or in any way relating to this Note.

(b) Holder’s failure to exercise any right or remedy available to it hereunder or at law or in equity, or any delay in exercising any such right or remedy, shall not operate as a waiver of any of Holder’s rights.

(c) This Note shall be governed, construed, and enforced in accordance with the laws of the State of Florida.

Banyan Rail Services Inc.

/s/ Jon Ryan
By Jon Ryan, President and CFO